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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 2)
                   Under the Securities Exchange Act of 1934


                           IRVINE SENSORS CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  46366 41 02
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                                 (CUSIP Number)

                               December 31, 2000
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            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[_]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 46366 41 02
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1.   NAME OF REPORTING PERSON

            FUNDSELECT E

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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

       (a) [_]
       (b) [_]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       LUXEMBOURG

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                          5.   SOLE VOTING POWER
    NUMBER OF                       598,944
     SHARES
  BENEFICIALLY         ---------------------------------------------------------
    OWNED BY              6.   SHARED VOTING POWER
      EACH                          0
    REPORTING
     PERSON            ---------------------------------------------------------
      WITH                7.   SOLE DISPOSITIVE POWER
                                    598,944

                       ---------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                                    0

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            598,944

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10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.28%

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12.   TYPE OF REPORTING PERSON

            CO

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*
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Item 1(a).  Name of Issuer:

            IRVINE SENSORS CORPORATION

Item 1(b).  Address of Issuer's principal executive offices:

            3001 Redhill Avenue, Building 3
            Costa Mesa, CA 92626

Item 2(a).  Name of person filing:

            FUNDSELECT E

Item 2(b).  Address or principal business office or, if none, residence:

            Activest Investmentgesellschaft Luxembourg S.A.
            4, rue Alphonse Weicker
            L-2721 Luxembourg-Kirchberg

Item 2(c).  Citizenship:

            Luxembourg

Item 2(d).  Title of class of securities:

            Common Stock

Item 2(e).  CUSIP No.

            46366 41 02

Item 3.     Inapplicable

Item 4.     Ownership

      (a)   Amount beneficially owned:   598,944

      (b)   Percent of class:               1.28%

      (c)   Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote:     598,944

        (ii)   Shared power to vote or to direct the vote:         0

       (iii)   Sole power to dispose or to direct the disposition of:
               598,944

        (iv)   Shared power to dispose or to direct the disposition of: 0

Item 5.     Ownership of Five Percent or Less of Common Stock

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5
percent of the class of securities, check the following box.    [X]
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Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            Inapplicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person.
            Inapplicable

Item 8.     Identification and Classification of Members of the Group
            Inapplicable

Item 9.     Notice of Dissolution of Group.
            Inapplicable

Item 10.    Certification

     Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares of Common Stock outstanding, the reporting person has no further reporting obligation under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the reporting person has no obligation to amend this Statement if any material change occurs in the facts set forth herein.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13G in connection with FundSelect E's beneficial ownership of the Common Stock of Irvine Sensors Corporation at December 31, 2000 is true, complete and correct.

          Dated February 14, 2001

                                               FUNDSELECT E


                                               By:  /s/ Michael Lange

                                               Its:  Vice President
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